Exhibit 99.1

NEWS

Omega Protein Announces Partial 2012 Fish Catch and Oil Yield Data

HOUSTON, June 13, 2012 – Omega Protein Corporation (NYSE: OME), a nutritional ingredient company and the nation’s leading vertically integrated producer of omega-3 fish oil and specialty fish meal products, today announced an update on its fishing efforts as of the close of business on June 8, 2012, the end of the 8th week of the Company’s 2012 fishing season.

As of June 8, 2012, the Company’s total fish catch was at approximately 162,200 short tons, a 29% increase compared to the corresponding 8 week period in the 2011 season, and a 68% increase compared to the Company’s 5 year average through week 8.

Omega Protein’s fish oil yields were lower by 27% compared to those in the comparable 8 week period in the 2011 fishing season and were lower by 45% compared to the Company’s 5 year oil yield average through week 8. Total yields decreased 9% compared to the first 8 weeks of the 2011 fishing season, and decreased 13% compared to the Company’s 5 year average through week 8 with the decreases due primarily to the lower fish oil yields.

“We are pleased with our strong fish catch and fish meal production, despite experiencing disappointing fish oil yields season-to-date,” commented Bret Scholtes, the Company’s President and Chief Executive Officer. “Going forward, we remain focused on managing the controllable aspects of our business and we will continue to work on improving our marine operations to best position the Company to capitalize on improvements in market fundamentals as they may occur for fish meal and fish oil.”

The season-to-date production information is based on data for only a portion of a full fishing season. The Company cautions that, because of the month to month volatility of fish catch and oil yields, as well as the potential for operational disruptions due to weather or other events, partial year catch and yield numbers are not necessarily indicative of results that may be achieved for a full year and such full year results could potentially be materially different.

The Company does not routinely announce fish catch or oil yield statistics other than in its quarterly financial reports. The Company does not currently intend to update this information or make further announcements regarding fish catch or yields, although it could elect to do so in the future if circumstances dictate.

The Company plans to report second quarter fiscal 2012 financial results in early to mid August.

About Omega Protein

Omega Protein Corporation is a nutritional ingredient company that serves the human and animal nutrition markets. Omega Protein is the nation’s leading vertically integrated producer of omega-3 fish oil and specialty fish meal products, which are made from menhaden, an Omega-3 rich fish which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts. The Company also sells a variety of non-marine ingredients to the dietary supplement industry.

Forward Looking Statements

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. Forward-looking information may be based on projects, predictions and estimates. Some statements in this press release may be forward-looking and use words like “may,” “may not,”, “could”, “believes,” “do not believe,” “expects,” “do not expect,” “anticipates,” “do not anticipate,” “see,” “do not see,” or other similar expressions. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control, such as varying fish population, fish oil yields, adverse weather conditions, natural and other disasters and disease; (2) the impact of laws and regulations that may be enacted that may restrict the Company’s operations or the sale of the Company’s products; (3) the impact of worldwide supply and demand relationships on prices for the Company’s products; (4) the Company’s expectations regarding demand and pricing for its products proving to be incorrect; (5) fluctuations in the Company’s quarterly operating results due to the seasonality of the Company’s business and its deferral of inventory sales based on worldwide prices for competing products; (6) the long-term effect of the Deepwater Horizon oil spill on the Company’s business, operations and fish catch; (7) the business, operations, potential or prospects for the Company’s subsidiaries, Cyvex Nutrition, Inc. and InCon Processing, LLC, the dietary supplement market or the human health and wellness segment generally; and (8) the cost of compliance with existing and future government regulations, and (a) the Company’s expectations about production and yields Other factors are described in further detail in the Company’s filings with the Securities and Exchange Commission, including its reports on Form 10-K, Form 10-Q and Form 8-K.